Exhibit 10.26

ACADIA Pharmaceuticals Inc.

Description of Executive Officer Annual Incentive Cash Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ACADIA Pharmaceuticals Inc. (the “Company”) has recommended to the Board, and the Board has approved, incentive cash compensation for the Company’s executive officers pursuant to an annual incentive cash compensation program. The program provides for an annual incentive cash compensation target equal to a percentage of each executive’s base salaries as follows: 30% for Uli Hacksell, CEO; 26.5% for Mark R. Brann, President and CSO; 23.5% for Thomas H. Aasen, Vice President and CFO and Brian Lundstrom, Senior Vice President, Business Development; and 20% for Bo-Ragnar Tolf, Vice President, Chemistry.

Under the program, after the completion of each fiscal year the Committee recommends to the Board for approval for each executive a bonus that will be equal to an amount from 0 to 150% of the applicable target amount. In making its recommendations, the Committee assesses the level of achievement of specific criteria by the executive and the Company. These criteria include the achievement of research and development milestones, including the advancement of the Company’s clinical programs and the Company’s preclinical assets toward clinical development; and other criteria the disclosure of which would reveal confidential business information and plans of the Company.